Exhibit 5.4

Suite 900	Correspondence:	Telephone:	902.420.3200	Charles S. Reagh
Purdy’s Wharf Tower One	P.O. Box 997	Fax:	902.420.1417	Direct Dial:	902.420.3335
1959 Upper Water Street	Halifax, NS	halifax@smss.com		Direct Fax:	902.496.6173
Halifax, NS	Canada B3J 2X2	www.smss.com		csr@smss.com
Canada B3J 3N2

File No: NS20729-40

September 3, 2004

Cellu Tissue Holdings, Inc.
3442 Francis Road
Suite 220
Alpharetta, Georgia  30004

Ladies and Gentlemen:

We have acted as special counsel in the Province of Nova Scotia to Interlake Acquisition Corporation Limited, a Nova Scotia limited company (the “Guarantor”), in connection with the proposed offer by Cellu Tissue Holdings, Inc. (the “Company”) to exchange $162,000,000 aggregate principal amount of its 9 ¾ % Senior Secured Exchange Notes due 2010 (the “New Notes”) for all of its outstanding 9 ¾ % Secured Senior Notes due 2010 (the “Old Notes”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Company’s Registration Statement on Form S-4 (the “Registration Statement”), as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the New Notes.

In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Company and the Guarantor) as we considered necessary or appropriate for enabling us to express the opinions set forth below including, without limitation:

(a)           Indenture dated as of March 12, 2004 (the “Indenture”), among, inter alia, the Company,  the Guarantor and certain other parties as Note Guarantors and The Bank of New York as trustee (the “Collateral Agent”);

(b)           the Registration Rights Agreement dated as of March 12, 2004 (the “Registration Rights Agreement”), among, among others, the Company and the Guarantor;

(c)           the Subsidiary Guarantee dated March 12, 2004, executed by the Guarantor in favour of the Collateral Agent (the “Guarantee”);

(d)           a certificate of status (the “Certificate of Status”) pertaining to the Guarantor issued on behalf of the Registrar of Joint Stock Companies for the Province, dated September 3, 2004;

(e)           the memorandum of association, articles of association, records of corporate proceedings, written resolutions and registers of the Guarantor contained in the minute book of the Guarantor;

(f)            resolutions of the directors of the Guarantor dated February 18, 2004 authorizing the execution and delivery of the Guarantor Documents by the Guarantor; and

(g)           a certificate of an officer of the Guarantor dated the date hereof (the “Officer’s Certificate”).

As a basis for our opinions expressed below, we have assumed the completeness, truth, currency and accuracy of all facts in official public records, indices, registers and filing systems and certificates and other documents supplied by public officials, including, without limitation, the Certificate of Status and that all facts addressed and statements made in certificates supplied to us by an officer of the Guarantor, including the Officer’s Certificate, are complete, true and accurate as of, and at all material times prior to, the date of this letter.  In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

Based upon and subject to the foregoing, we are of the opinion that the Guarantor has the corporate power and capacity to enter into the Guarantee with respect to the New Notes; that the execution, delivery and performance of the Guarantee by the Guarantor has been duly authorized by all requisite corporate action on the part of the Guarantor; and that the Guarantee, when executed and delivered as contemplated by the Indenture and the Registration Rights Agreement, will have been duly executed and delivered by the Guarantor.

The opinions expressed herein are limited to the laws of the Province of Nova Scotia and the federal laws of Canada in effect on the date hereof as they presently apply and we express no opinion herein as to the laws of any other jurisdiction.

Solely for the purpose of providing its opinion filed as Exhibit 5.1 to the Registration Statement, Proskauer Rose LLP, outside counsel to the Company, may rely upon this opinion with regard to Nova Scotia law.

We hereby consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement.  In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,

STEWART MCKELVEY STIRLING SCALES

/s/ Stewart McKelvey Stirling Scales

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